EXHIBIT 107
Calculation of Filing Fee Table
S-8
(Form Type)
Stantec Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee
Equity	Common Shares deliverable pursuant to awards granted under the Stantec Employee Stock Purchase Plan	457(c) and 457(h)	3,104,818	$80.52	$249,999,945	0.00015310	$38,275
Total Offering Amounts					$249,999,945		$38,275
Total Fee Offsets							—
Net Fee Due							$38,275

(1)
Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) also covers an indeterminate number of additional common shares, no par value (the “Common Shares”), of the Registrant, Stantec Inc., that may be offered or issued by reason of certain corporate transactions or events, including any stock dividend, stock split or any other similar transaction effected which results in an increase in the number of Common Shares.

The proposed maximum offering price per unit and maximum aggregate offering price are estimated for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the Common Shares reported on the New York Stock Exchange on December 18, 2024, which was US$80.52 per share.